Exhibit 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement (this ''Agreement”) is made and entered into as of January 10th, 2022 (the "Effective Date") by and between La Rosa Holdings Corp., a Nevada corporation (the "Company"), and Brad Wolfe, an individual ("Executive", with the Company and Executive collectively the "Parties").

RECITALS

WHEREAS, the Company desires to hire Executive as Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Executive desires to accept such employment.

WHEREAS, the Company and Executive desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment, and this Agreement is intended by the parties to supersede all previous understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	EMPLOYMENT TERMS AND DUTIES

1.             Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

2.             Duties and Reporting. Executive shall serve as Executive Vice President, Chief Financial Officer (CFO), and Treasurer of the Company, reporting to the· Company's Chief Executive Officer, to the Audit Committee of the Board of Directors and to the Board of Directors ("Board”) and shall perform and discharge faithfully, diligently, and to the best of Executive's ability.

    2.1.  Full Working Time. The Executive agrees to devote his business time, loyalty, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as Executive Vice President, Chief Financial Officer and Treasurer of the Company in conformity with professional standards and in a manner consistent with the obligations imposed under applicable law. Executive shall promote the interests of the Company and each other company or other organization which is controlled directly or indirectly by the Company (each an "Affiliate" and collectively the "Affiliates") in carrying out Executive's duties and responsibilities, provided that Executive may serve on non-profit boards and engage in activities that involve a de minimis amount of time or that are conducted on non-business time, in each case, without the prior written approval of the Board.

    2.2.  Location. Executive shall work out of his home office, and shall work one week per month, but not more than 12 weeks per year, at the Company's principal executive offices in Celebration, Florida (or other principal executive office as designated by the Company).

3.             Term. The term of this Agreement shall continue until it is terminated by either the Executive or the Company upon providing the written notice to the non- terminating party required under Section 1.6 below, if applicable ("Employment Term").

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4.            Compensation and Benefits.

4.1.      During the Employment Term, the Company agrees to pay Executive an annual salary of $240,000.00 (the "Salary"). The Salary shall increase to $300,000 on the first to occur of (a) the two-year anniversary of the Effective Date, or (b) date of the Company's Initial Public offering (the "Compensation Increase Date"). Notwithstanding the foregoing, Executive's Salary shall be increased as needed so that during the Employment Term Executive shall be equal to the second-highest paid employee at the Company. The Salary shall be payable in accordance with the Company's regular payroll schedule and will be subject to payroll taxes and other customary payroll deductions.

4.2.      Annual Bonus. Following the end of each calendar year beginning with the 2022 calendar year, Executive will be eligible to receive an annual bonus (the "Annual Bonus"). As of the Effective Date, Executive's minimum guaranteed annual bonus shall be equal to $120,000 and shall be paid quarterly in minimum installments of $30,000, no later than 45 days following the end of the applicable quarter. The minimum Annual Bonus shall be increased to $150,000 effective on the Compensation Increase Date. Except as otherwise provided in Section 1.6, in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the date that Annual Bonus payments are made by the Company. Based upon periodic assessments of Executive's performance as well as the achievement of specific individual and corporate objectives determined by the Board or a committee thereof after consultation with Executive and provided to Executive in writing no later than the end of the first calendar quarter of the applicable bonus year, the Executive may be provided with additional annual bonus. Such additional annual bonus must be approved by the Audit and Compensation Committee of the Board. No amount of such additional annual bonus is guaranteed, and Executive must be an employee on December 31 of the applicable bonus year in order to be eligible for any annual bonus for such year. Any bonus will be paid no later than March 15 of the calendar year following the calendar year to which the additional annual bonus relates.

4.3.     Equity Awards.

   i. Grants. The Board or a committee thereof shall grant the Executive (a) 180,000 shares of restricted common stock of the Company, which shall vest on the Effective Date, and (b) 150,000 shares of restricted common stock of the Company, which shall be subject to a monthly vesting schedule and vest evenly over a 24 month period, commencing on the Effective Date (collectively, the "Equity Awards"). In the event of the Executive's death, Disability (as defined herein) or Change of Control of the Company, then- outstanding and unvested portion of Equity Awards described in clause (b) of this Section 1.4.3.i shall vest at the date of such event. "Change of Control" means the change in effective control of the Company as set forth in Treasury Regulation Section 1.409A-3(i)(5) (i), (v), (vi) or (vii) as determined by the Compensation Committee of the Board. The Equity Awards shall be issued at a per share price equal to the fair market value on the date of issue, and will be subject to equity award agreements that Executive has seen and approved prior to the execution of this Agreement.

   ii. Lock-Up Period. The Executive hereby agrees that, without the prior written consent of the Company, he will not, during the period commencing on the date hereof and ending one year after the Effective Date (the “Lock-Up Period'), (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Equity Awards or any securities convertible into or exercisable or exchangeable for the Equity Awards; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Awards, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Equity Awards, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any Equity Awards; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Equity Awards. Notwithstanding the foregoing, and subject to the conditions below, the Executive may transfer vested Equity Awards with 10 days prior written notice to, but without the prior written consent of, the Company and only in compliance with the Company's insider trading policy and subject to the rules and regulations of the Securities and Exchange Commission, in connection with transfers of the Equity Awards: (a) as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Agreement, "family member" means any relationship by blood, marriage or adoption, not more remote than first cousin); or (b) transfers of the Equity Awards to a charity or educational institution; provided that in the case of any transfer pursuant to the foregoing clauses (a) or (b), it shall be a condition to any such transfer that (x) the transferee/donee agrees to be bound by the terms of this lock-up agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; (y) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period.

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   iii. Liquidity Opportunity. Notwithstanding anything set forth in this Agreement, Executive shall have the opportunity to sell that portion of his vested common stock .to the Company, the fair market value of which equals $600,000, at any time, upon written notice to the Company. If the fair market value of the vested common stock at the time of the sale does not equal $600,000, the Company will purchase all of Executive's vested common stock for the current fair market value of the stock. The Company shall be permitted to pay out the proceeds of the sale in equal monthly amounts over a period of time not to exceed 36 months. "Fair market value" shall be determined by mutual agreement but in no event shall be less than $600,000.

4.4.     Employee Benefits. During the Term of Executive's employment, Executive shall be entitled to participate in the Company-funded healthcare insurance plan and in all other benefits, perquisites, holidays, benefit plans or programs of the Company which are available generally to employees of the Company in accordance with the terms of such plans, benefits or programs. During the Term, the Executive will be entitled to three (3) weeks' paid vacation time during each calendar year, which will be awarded to Executive each January 1. Unused vacation time shall carry over into the next year, and any unused vacation time as of the date of termination of employment shall be paid out to Executive with Executive's final paycheck.

4.5.     Business Expenses. Executive shall be reimbursed for Executive's reasonable and documented expenses related to and for promoting the business of the Company, including but not limited to expenses for travel, lodging, rental car, and meals in connection with all travel to Celebration, Florida, other business trips Executive is requested or required to take, and similar items that arise out of Executive's performance of services under this Agreement.

5.            Termination. Executive's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the "Termination Date"):

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5.1.     Death or Disability. This Agreement and the employment of Executive shall terminate upon the death of Executive or the finding by the Company's Board that the Executive has a Disability. "Disability" means a physical or mental impairment, which as reasonably determined by the Compensation Committee of the Board, prevents Executive from performing the essential functions of Executive's position for a period of either (x) ninety one (91) days or more in any one hundred twenty (120) consecutive day period or (y) one hundred eighty (180) days or more in any twelve (12) month period.

5.2.      Voluntary Termination. Two (2) months following Executive's written notice to the Company of Executive's resignation of employment (the "Executive Notice Period''); provided, however, that the Company may waive all or a portion of the notice period and accelerate the effective date of such termination (and the Termination Date) and paying the Base Salary Executive would have earned during the portion of the waived Executive Notice Period.

5.3.      Termination For Cause. Immediately following notice of termination for "Cause" (as defined below), specifying such Cause, given by the Company. As used herein, "Cause" means any of the following acts that are committed by the Executive: (i) continued willful failure, as determined in the reasonable good faith discretion of the Board, to perform Executive's assigned duties or responsibilities as directed or assigned by the Board (other than due to death or Disability) after written notice thereof from the Board describing in reasonable detail the failure to perform and providing to Executive thirty days (30 days) to address such alleged failure; (ii) being convicted of, or entering a plea of nolo contendere to a felony or committing any act of moral turpitude, dishonesty or fraud against the Company or its Affiliates; (iii) intentional damage to the Company's assets or reputation caused by the Executive; (iv) material breach by Executive of Sections 2 or 3.l(iv) of this Agreement; (v) intentional engagement by the Executive in any competitive activity which would constitute a breach of the Executive's duty of loyalty to the Company; or (vi) willful conduct by the Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise. No finding of Cause shall be effective unless and until the Board votes to terminate Executive's employment for Cause at a Board meeting or by unanimous written consent. Provided, it is understood that any such determination by the Company either that Cause exists, or that Executive has failed to cure such behavior allegedly constituting Cause, shall not affect Executive's right to challenge such determination.

5.4.      Termination Without Cause. Notwithstanding any other prov1s10ns contained herein, the Company may terminate Executive's employment without Cause two (2) months following notice of termination given by the Company (the "Company Notice Period''); During any Company Notice Period, the Company may either (i) suspend, with no reduction in pay or benefits, Executive from Executive's duties as set forth herein (including, without limitation, Executive's position as a representative and agent of the Company); or (ii) immediately terminate Executive's employment, and pay Executive all pay Executive would have received between the termination date and the end of the Company Notice Period.

5.5.      Resignation for "Good Reason". Notwithstanding any other provisions contained herein, Executive may resign Executive's position for good reason if any one of the following occurs, without Executive's consent ("Good Reason"): (i) material diminution of Executive's authority, duties, title or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), (ii) a reduction in Executive's Base Salary, other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions, (iii) a material change in the geographic location of the place of performance of this Agreement by Executive which shall, in any event, include only a relocation of the place of performance by more than thirty (30) miles from its existing location as of the Effective Date, or (iv) any action that constitutes a material breach by the Company of its obligations under a written agreement between the Company and Executive, including without limitation, this Agreement; provided, however, that with respect to any of the foregoing clauses (i) - (iv), (a) Executive has provided written notice to the Company of the existence of the condition or conditions constituting Good Reason within thirty (30) days of Executive becoming aware that the condition or conditions constitute Good Reason, (b) the Company has failed to cure the condition or conditions specified in such notice within thirty (30) days after receipt of such notice to cure such condition or conditions (the "Cure Period''), and (c) Executive terminates Executive's employment for Good Reason no later than thirty (30) days after the expiration of the Cure Period.

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6.            Severance and Termination.

6.1.      Death or Disability. In the case of a termination of Executive's employment based upon Death or Disability in accordance with Section 1.5.1 above, the unvested portion of Equity Awards described in clause (b) of Section 1.4.3.i shall vest at the date of such event and be immediately exercisable as set forth in Section L.4.3.i. In addition, the Company shall pay Executive or Executive's estate the base salary earned by Executive but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.5 hereof incurred by Executive as of the termination date, after which the Company's obligations under this Agreement shall immediately cease.

6.2.      Voluntary Termination, Termination for Cause. In the case of a termination of Executive's employment based upon Executive's Voluntary Termination in accordance with Section 1.5.2 above, or a termination of Executive's employment hereunder for Cause in accordance with Section 1.5.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than base salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.5 hereof incurred by Executive as of the termination date, and (ii) the Company's obligations under this Agreement shall immediately cease.

6.3.      Termination Without Cause and Resignation for Good Reason. Subject to the provisions set forth in this Agreement, if either the Company effects a Termination Without Cause or Executive completes a Resignation for Good Reason, subject to Sections 1.5.4 and 1.5.5 hereof and Executive's continued compliance with Section 2 of this Agreement, following such termination Executive shall be entitled to single lump sum on the Payment Date (defined below), $350,000 less required withholdings (the "Severance Benefits"). In addition to such salary continuation, Executive shall also receive the full amount of the Annual Bonus that Executive would have received in the calendar year in which the termination occurs, assuming that Executive had reached 100% attainment of such bonus, less required withholdings (the "Bonus Payment"). Executive shall be paid the Bonus Payment at the same time that other executives at the Company receive their annual bonus, but in no case later than March 15 of the year following the year in which the termination occurs.

6.4.      Severance Conditioned on Release of Claims. As a condition of any and all amounts payable under Section 1.6.2 of this Agreement, Executive must execute and deliver to the Company a severance and release of claims agreement in a customary form to be provided by the Company, in a form and substance attached hereto as Exhibit A (the "Severance Agreement'), which Severance Agreement must become irrevocable within sixty (60) days following the date of Executive's termination of employment (or such shorter period as may be directed by the Company, provided it is objectively reasonable). The lump-sum Severance Benefits will be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive's employment ends, the Severance Benefits will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits commence pursuant to this sentence, the "Payment Date"). Executive must not materially breach the post-employment obligations set forth in Section 2 or the Severance Agreement in order to be eligible to receive or continue receiving the Severance Benefits and Bonus Payment.

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7.            Timing of Payments and Section 409A.

7.1.      Notwithstanding anything to the contrary in this Agreement, if at the time of Executive's termination of employment, Executive is a "specified employee," as defined below, any and all amounts payable under this Section 1 on account of such separation from service, to the extent required in order to avoid accelerated taxation and/ or tax penalties under Section 409A of the Code ("Section 409A") that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive's death.

7.2.      For purposes of this Agreement, all references to "termination of employment," Termination Date, and correlative phrases shall be construed to require a "separation from service" (as defined in Section l.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treasury regulation Section l.409A-l(i).

7.3.      Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7.4.      Any reimbursement for expenses or provision of in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or to in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

7.5.      The parties hereto agree that their intent is that payments and benefits under this Agreement comply with or be exempt from Section 409A to the extent applicable. This Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

8.             Indemnification. The Company shall indemnify Executive to the maximum extent provided by law for all acts and omissions of Executive in connection with performing the duties under this Agreement. Executive agrees to notify the Company promptly of any actual or threatened claim against him arising out of or as a result of Executive's employment with the Company.

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2.	PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS: RESTRICTIVE COVENANTS

2.1.         Confidential Information: Inventions. (i) Executive shall not disclose or use at any time, either during the Term of this Agreement or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance in good faith of duties for the Company. Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the end of the Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer memory devices and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under his control. At the end of the Term, in lieu of returning all non-original Confidential Information in Executive's possession, Executive shall have the option to permanently deleting all such non-original Confidential Information in Executive's possession. Notwithstanding the foregoing, Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

2.1.1.       As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning: (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than through a disclosure by Executive in breach of this Agreement) in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

2.1.2.       As used in this Agreement, the term "Work Product' means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that Executive may have discovered, invented or originated during his employment by the Company prior to the Effective Date, or that he may discover, invent or originate during the Term, shall be the exclusive property of the Company, as applicable, and Executive hereby assigns all of Executive's right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company's rights to any Work Product.

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2.2.          Restriction on Competition. Executive agrees that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Restricted Period (defined below), it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company's relationships and goodwill with customers, that during the Restricted Period (defined below), Executive will not directly or indirectly through any other person or entity engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, in the United States or anywhere in the world where the Company engages or proposes to engage in Business as of the termination of Executive's employment, any person, company, or other entity that competes with the Company in Business. For the purposes of this Section 2.2, "Business" shall mean those portions of the Company's business in which Executive actively participated or regarding which Executive received Confidential Information.

2.3.          Non-Solicitation of Clients bv Executive. Executive agrees that for so long as Executive is employed by the Company and continuing for two (2) years thereafter (such period is referred to as the "Restricted Period') Executive shall not solicit or attempt to solicit the business of any customers or clients of the Company with respect to services that the Company performs for such customers or clients regardless of how or when the Executive first obtained business from or provided services to such customers or clients.

2.4.         Non-Solicitation of Employees. Executive agrees that during the Restricted Period not to directly or indirectly, by sole action or in concert with others, induce or influence, or seek to induce or influence any person who is currently engaged by the Company at the time of the termination of Executive's employment as an employee, agent, independent contractor, or otherwise to leave the employ of the Company or any successor or assign, or to hire any such person.

2.5.         Non-Disparagement. During Executive's employment with the Company and at any time thereafter, Executive shall not, directly or indirectly, knowingly make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, or any of their respective officers, directors, employees, customers or agents or any products or services offered by any of them.

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2.6.         Understanding of Covenants.

2.6.1.       Executive acknowledges that, in the course of his employment with the Company, he has become familiar, or will become familiar, with the Company's trade secrets and with other confidential and proprietary information concerning the Company and that his services have been and will be of special, unique and extraordinary value to the Company. The Executive agrees that the foregoing covenants set forth in this Section 2 (together, the "Restrictive Covenants") are reasonable and necessary to protect the Company's trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

2.6.2.       Without limiting the generality of Executive's agreement in the preceding paragraph, the Executive (A) represents that he is familiar with and has carefully considered the Restrictive Covenants, (B) represents that he is fully aware of his obligations hereunder, (C) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (D) agrees that the Company currently conducts business throughout the United States and in certain foreign countries, and (E) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 2 regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

2.7.         Remedies for Breach of Covenants.

2.7.1.       In the event that a Restrictive Covenant shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the Restrictive Covenants, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Section 2 shall not be affected thereby.

2.7.2.       Executive acknowledges that any breach of the Restrictive Covenants may cause irreparable harm to the Company which will be difficult if not impossible to ascertain, and the Company shall be entitled to seek equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy the Company or may have hereunder or at law or equity.

3.	EXECUTIVE'S REPRESENTATIONS AND UNDERSTANDINGS

3.1.         Executive represents and warrants to the Company that: (i) Executive is free to enter into this Agreement; (ii) this Agreement and Executive's obligations hereunder do not violate the terms of any other agreement to which Executive is a party or by which Executive is bound; (iii) Executive is not subject to any confidentiality agreement, non-competition agreement, non-solicitation agreement or any other similar agreement that restricts Executive's ability to perform the services for the Company for which Executive was hired, with the exception of restrictions on soliciting the clients and employees• of Executive's former employer, and from competing with such former employer, which the parties agree would not materially restrict Executive from performing the duties under this Agreement; and (iv) other than as has been expressly disclosed to the Company by Executive, (1) Executive has not been arrested or indicted for a felony crime, a misdemeanor crime involving fraud, dishonesty or illegal drug possession; (2) to Executive's knowledge, no formal complaint has been filed by a co- worker with his current (Falconstor Software) or former employer (Asure Software) involving sexual harassment or other abusive behavior; or (3) during the last ten (10) years, Executive has not been involved as the subject of any of the events described in Item 40l(f) of Regulation S-K under the Securities Act of 1933, as amended. Executive understands and acknowledges that the Company is or plans to become a publicly traded company subject to the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC and as such its Executive Vice President, Chief Financial Officer and Treasurer's background is important to the Company's continued good standing with these regulators, the representations contained in clause (iv) of this Section 3.1 are consistent with the Company's efforts to maintain such good standing and any breach of clause (iv) would cause the Company material harm.

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3.2.          Executive understands and agrees to comply with all of the written rules and procedures governing employment with the Company, and any direct or indirect wholly or majority owned subsidiary of the Company, including but not limited to the Company's Handbook, insider trading policy, written supervisory procedures, and any other employment, compliance, and/or supervisory documents the Company issues from time to time. The parties agree, however, that any failure of Executive to comply with the provisions of this paragraph shall not constitute Cause unless such failure independently satisfies the definition of Cause under Section 1.5.3.

4.	MISCELLANEOUS

4.1.          Notices. All notices under this Agreement shall be in writing and shall be: (a) delivered in person, (b) sent by e-mail, or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as set forth on the signature page hereto (or such other address as may be designated by the party by giving notice in accordance with this Section). All notices sent pursuant to the terms of this Section shall be deemed received: (i) if personally delivered, then on the date of delivery; (ii) if sent by e-mail before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by prepaid overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the fourth business day following the day sent or when actually received

4.2.         Authorization to be Employed. This Agreement, and Executive's employment hereunder, is subject to Executive providing the Company with legally required proof of Executive's authorization to be employed in the United States of America within three days of the commencement of Executive's employment.

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4.3.         Entire Agreement. This Agreement, the attached Exhibit A, together with [INSERT EQUITY AGREEMENTS], supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

4.4.         Survival. The respective rights and obligations of the parties in this Agreement and Exhibit A that are designed to last beyond the employment relationship hereto shall survive the termination of this Agreement, the Employment Term and/or Executive's employment with the Company.

4.5.         Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances. shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.6.         Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.7.         Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.8.         No Assignment, Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign Executive's obligations under this Agreement. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties, and liabilities of the company set forth in this Agreement.

4.9.         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.10.       Interpretation of Covenants: Severability. In the event that one or more of the provisions of this Agreement (including, without limitation, each of the subsections in Section 2) is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each subsection of Section 2) shall not be affected thereby. Executive and the Company further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

4.11.       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

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4.12.       Exclusive Forum and Venue. The Company and Executive hereby agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the courts of the state of Texas, and further agree to personal jurisdiction in said courts. The Company and Executive further agree that unless prohibited by law, the exclusive venue for such suit, action, or proceeding shall be any court in Travis County, Texas, and both parties waive any defense to such venue.

4.13.       Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.14.       Construction. The parties acknowledge that this Agreement is the result of arm's length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

“COMPANY”
LA ROSA HOLDINGS CORP.

/s/ Joseph La Rosa
Signature

Joseph La Rosa
Print Name

CEO
Title

“EXECUTIVE”
BRAD WOLFE

/s/ Brad Wolfe
Executive’s Signature

12504 Alcanza Dr
Address

Austin TX 78739
Address

Bwolfeaustin@gmail.com
Email

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EXHIBIT A: Form Release of Claims

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EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this "Release"), the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the severance payments (the "Severance Benefits") payable to me pursuant to Section 1 of my Employment Agreement, dated LJ, 2022, with La Rosa Holdings Corp. (such company, the "Company" and such agreement, my "Employment Agreement'), and other good and valuable consideration, I, Brad Wolfe, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company, its parent, subsidiaries, or any of its affiliates (together and including their predecessors and any successors to their business, the "Compa11y Group"), and their respective current and former affiliates, subsidiaries, divisions, successors and assigns, members, managers, shareholders, partners, employees, officers, directors, trustees and agents (collectively, the “Released Parties"), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Released Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer's right to terminate the employment of employees. I intend this Release to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Released Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), (ii) any claims based upon my status as an owner of vested units or other ownership interests in the Company, if any; (iii) any claims that cannot be waived by law, (iv) any obligations of the Company pursuant to my Employment Agreement to provide any payments to me following termination of my employment, or (v) my right of indemnification as provided by, and in accordance with the terms of, my Employment Agreement and any Company insurance policy providing such coverage, as any of such may be amended from time to time.

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I expressly acknowledge and agree that I -

1.	Am able to read the language, and understand the meaning and effect, of this Release;

2.	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

3.	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

4.	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

5.	Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;

6.	Had or could have had [twenty-one (21)][forty-five (45)][1] calendar days from the date of my termination of employment (the "Release Expiration Date") in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

7.	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

8.	Was advised to consult with my attorney regarding the terms and effect of this Release; and

9.	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Released Parties regarding any of the claims released herein, except as may be necessary to enforce this Release, to obtain benefits described in or granted under this Release, to seek a determination of the validity of the waiver of my rights under the ADEA or as required by law. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys' fees of any member of the Released Parties against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the "EEOC') or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

1To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and agree not to affirmatively seek further employment with the Company or any other member of the Company Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Company Group, the Company's or any other member of the Company Group's refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

I agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/ or any other member of the Company Group, I will give prompt notice of such request to the Company and, to the extent practicable and permissible by law, will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the "Revocation Period), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Board of Directors. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN TRAVIS COUNTY, TEXAS BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

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Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

I, Brad Wolfe, have executed this Release of Claims on the respective date set forth below:

BRAD WOLFE

Date: [To Be Executed Following Termination of Employment]

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